Exhibit 10.3

DCB FINANCIAL CORP

FORM OF CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into as of August 11, 2014, by and between DCB Financial Corp (the “Company”) and ________ (“Employee”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. Employee is employed by The Delaware County Bank & Trust Company, the Company’s subsidiary.

B. The Company may at some time in the future consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that this could be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

C. The Board believes that it is in the best interests of the Company to provide Employee with an incentive to continue his employment upon a Change of Control.

D. In order to provide Employee with enhanced financial security and encourage Employee to remain with the Company notwithstanding the possibility of a Change of Control, the Board wishes to provide Employee with certain benefits in the event of Employee’s termination following a Change of Control.

AGREEMENT

In consideration of the mutual covenants contained herein and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings for purposes of this Agreement:

(a) Cause. “Cause” is defined as (i) an act of dishonesty committed by Employee in connection with Employee’s responsibilities as an employee , (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a crime other than a minor misdemeanor, (iii) an act by Employee which constitutes gross misconduct or fraud, or (iv) Employee’s continued, violations of Employee’s employment responsibilities after Employee has received a written notice from the Company which sets forth the specific factual basis for the Company’s belief that Employee has not performed his duties.

(b) Change of Control. “Change of Control” of the Company shall be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”) and is defined as:

(i) any “person,” including “persons acting as a group,” as determined in accordance with Section 409A, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons acting as a group) securities of Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) as a result of, or in connection with, any proxy contest, tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(iii) any person or persons acting as a group acquires ownership of the securities of the Company that, together with the securities held by that person or group, constitutes more than 50% of the total fair market value or total voting power of the securities of the Company; or

(v) the Company transfers substantially all of its assets to another corporation which is not controlled by the Company.

(c) Constructive Termination. “Constructive Termination” is defined as a resignation of Employee’s employment after Employee provided written notice to the Company within ninety (90) days following the occurrence of any of the following events and the Company failure to cure such events within 30 days after receipt of such notice: (i) without Employee’s written consent, either a material reduction by the Company of the Employee’s base salary as in effect from time to time or a significant reduction of Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction, or (ii) a relocation of Employee’s principal workplace outside of Central Ohio area. Constructive Termination under this Agreement shall be interpreted in a manner consistent with the definition of “good reason” under Section 409A.

2. Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the date that all obligations of the parties hereto under this Agreement have been satisfied or (ii) the date that Employee is no longer employed by the Company, provided such termination occurs prior to a Change of Control.

3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans, agreements and policies at the time of termination.

4. Benefits.

(a) Termination Following a Change of Control. If, within twenty-four (24) months following a Change of Control, the Company terminates Employee other than for Cause or Employee voluntarily terminates as a result of a Constructive Termination, then, provided Employee also executes and does not revoke a release of all claims in a form determined by the Company at the time of termination:

(i) Employee will be entitled to receive a lump sum severance payment equal to ______ percent (___%) of Employee’s annual base salary as in effect as of the date of such termination, payable within forty five (45) days after Employee’s date of termination;

(ii) All unvested stock options and restricted stock granted to Employee prior to the Change of Control shall accelerate and become vested and exercisable as of the date of termination; and

(iii) If (1) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and (2) Employee elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, Employee and his or her qualified family members shall be entitled to health care coverage under COBRA. The Company shall reimburse Employee for Employee’s share of the COBRA premiums each month, until the earlier of (x) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, (y) twenty-four (24) months following such termination, or (z) for such shorter period until Employee obtains new employment offering health insurance coverage. Such reimbursements under this paragraph shall be subject to the following conditions: (i) the benefits or payments provided during any taxable year of Employee may not affect the benefits or payments to be provided to Employee in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.

(b) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation time through the date of termination; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

5. Limitation on Payments. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Change of Control shall occur, and a final determination is made by legislation, regulation, ruling directed to the Company or Employee, by court decision, or by independent tax counsel selected by the Company or Employee, that the aggregate amount of any payment made to Employee (1) hereunder, and (2) pursuant to any plan, program or policy of the Company in connection with, on account of, or as a result of, such Change of Control ("Total Payments") will be subject to the excise tax provisions of Section 4999 of the Code ("Excise Tax"), or any successor section thereof, Employee shall be entitled to receive from the Company one dollar less than the Total Payments otherwise payable to Employee that would constitute “parachute payments” under Section 4999 of the Code (the "Reduced Amount"); provided, however that if, after payment of the Excise Tax and any other federal, state, local, and other taxes imposed on the Total Payments, the amount to be paid to Employee would exceed the Reduced Amount, Employee shall receive the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Employee shall be deemed to be in the highest marginal rate of federal, state and local taxes. In the event that Employee is paid the Reduced Amount, the Total Payments will be reduced in the inverse order of when the Total Payments would have been made to Employee until the Reduced Amount is achieved.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s regular independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

7. Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

8. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9. Arbitration. Employee agrees that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Delaware, Ohio under the rules of the American Arbitration Association. Employee agrees that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Employee agrees that the prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs.

10. Integration; Amendment. This Agreement represents the entire agreement and understanding between the parties regarding its subject matter, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to such subject matter. No modification of this Agreement may be made except by written agreement of the parties hereto.

11. Tax Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

12. Governing Law. This Agreement will be governed by the laws of the State of Ohio (with the exception of its conflict of laws principles).

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14. Section 409A. This Agreement shall be construed and administered to the extent possible to be exempt from, or otherwise comply with, the requirements of Section 409A. Consistent with this intent, any reference to a payment being made to Employee when he “terminates employment,” upon his “termination of employment,” at his “termination date” or similar reference shall mean the date that Employee incurs a “separation from service” (within the meaning of Section 409A). Any payments that qualify for the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s “separation from service” (within the meaning of Section 409A), Employee is a “specified employee” (within the meaning of Section 409A), the Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after Employee’s separation from service (the “409A Suspension Period”) (or, if earlier, Employee’s death), in which case such amounts will be paid to Employee within seven (7) days after the 409A Suspension Period ends (or death if earlier). For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to taxation under Section 409A if the Company were to pay them, pursuant to this Agreement, on account of Employee’s separation from service (and without the delay contemplated by this paragraph.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DCB Financial Corp

Signature and Title

Date

The Delaware County Bank & Trust

Signature and Title

Date

“Employee”

Employee Signature

Date